Exhibit 99.1

Telestone Technologies Corporation Announces Nasdaq Listing

New York, NY-(Market Wire)—September 15, 2006,--Telestone Technologies Corporation (AMEX: TST), a leading provider of wireless communication coverage solutions primarily in China, today announced that it has received approval from the NASDAQ Stock Market, Inc. to list its common shares on the NASDAQ Capital Market (formerly the NASDAQ-Small-Cap) under the symbol "TSTC". The Company's common shares will begin trading on NASDAQ upon the completion of certain final regulatory requirements, which the Company currently expects will occur on September 27, 2006, at which time the common shares will be de-listed from the American Stock Exchange. Until that time, the Company’s common shares will continue to trade on the American Stock Exchange under the symbol “TST”. The Company believes that transferring its listing to NASDAQ will provide the Company with enhanced access to the broader capital markets.

About Telestone Technologies Corporation

The Company and its subsidiaries provide wireless communications coverage solutions primarily in the People's Republic of China. These solutions include products such as repeaters, antennas and radio accessories used in all wireless platforms, including approved proprietary 3G product solutions. In addition, the Company provides services that include project design, project management, installation, maintenance and other after-sales services. Telestone Technologies currently has approximately 414 employees. Additional information on the Company can be found at www.telestonecorp.com.

SAFE HARBOR Information in this news release or on this website may contain statements about future expectations, plans, prospects or performance of Telestone Technologies Corporation ("Telestone") that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. The words or phrases "can be," "expects," "may affect," "believed," "estimate," "project," and similar words and phrases are intended to identify such forward-looking statements. Telestone cautions you that any forward-looking information provided by or on behalf of Telestone is not a guarantee of future performance. None of the information on this website constitutes an offer to sell securities or investment advice of any kind, and visitors should not base their investment decisions on information contained in this website. Telestone's actual results may differ materially from those anticipated in such forward-looking statements as a result of various important factors, some of which are beyond Telestone's control, in addition to those discussed in Telestone's press releases, public filings, and statements by Telestone's management, including, but not limited to, Telestone's estimate of the sufficiency of its existing capital resources, Telestone's ability to raise additional capital to fund future operations, Telestone's ability to repay its existing indebtedness, the uncertainties involved in estimating market opportunities and, in identifying contracts which match Telestone's capability to be awarded contracts. All such forward-looking statements are current only as of the date on which such statements were made. Telestone does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

Contact:
For additional information please contact:
Telestone Technologies Corporation
Mark Miller
Corporate Communications
275 Madison Avenue, 6th Floor
New York, NY 10016
Tel: (212) 880-3794
Fax: (212) 880 4241
mmeastwest@hotmail.com